MUTUAL FUND SERVICES AGREEMENT

Fund Accounting Services

Fund Administration Services

between

AMERICAN PENSION INVESTORS TRUST

and

ULTIMUS ASSET SERVICES, LLC

FEBRUARY 12, 2016

Exhibit A - Portfolio Listing

Exhibit B - General Description of Fund Accounting Services

Exhibit C - General Description of Fund Administration Services

Exhibit D - Fees and Expenses

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MUTUAL FUND SERVICES AGREEMENT

AGREEMENT (this “Agreement”), dated as of February 12, 2016 (“Effective Date”), between American Pension Investors Trust, a Massachusetts business trust (the “Trust”) and Ultimus Asset Services, LLC, an Ohio limited liability company (“UUAS”).

WITNESSETH:

WHEREAS, the Trust is registered as an open-end, management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Trust wishes to retain UAS to provide certain fund accounting and administration services (the “Services”) with respect to certain series of the Trust, as listed on Exhibit A (the “Fund”) and UAS is willing to furnish such Services; and

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, the parties hereto hereby agree as follows:

Section 1.     Appointment.

The Trust hereby appoints UAS as fund accountant and administrator for the Trust on the terms and conditions set forth in this agreement (“Agreement”), and UAS hereby accepts such appointment and agrees to perform the services and duties set forth in this Agreement. The services and duties of UAS shall be confined to those matters expressly set forth herein, and no implied duties are assumed by or may be asserted against UAS hereunder. UAS will notify the Trust prior to using any agents or subcontractors.

Section 2.     Representations and Warranties of UAS.

UAS hereby represents and warrants to the Trust, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(a)     It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(b)     This Agreement has been duly authorized, executed and delivered by UAS in accordance with all requisite action and constitutes a valid and legally binding obligation of UAS, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties;

(c)     It has, and will continue to have, access to the facilities, personnel and equipment required to fully perform its duties and obligations hereunder;

(d)     It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted. There is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement; and

(e)     It has commercially reasonable business continuity plans and will follow such plans to the extent necessary.

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(f)      It will provide the Trust with copies of any SOC 1 reports or the equivalent concerning its business.

Section 3.     Representations and Warranties of the Trust.

The Trust hereby represents and warrants to UAS, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(a)     It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(b)     This Agreement has been duly authorized, executed and delivered by the Trust in accordance with all requisite action and constitutes a valid and legally binding obligation of the Trust, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties; and

(c)     It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement.

Section 4.     Delivery of Documents and Other Materials.

(a)     The Trust will promptly furnish to UAS such copies, properly certified or authenticated, of contracts, documents and other related information that UAS may request to properly discharge its duties. Such documents may include, but are not limited to, resolutions of the Board authorizing the appointment of UAS to provide certain fund accounting and administration services to the Trust and the Funds and approving this Agreement; and such other agreements and documents relating to the Trust and the Funds not easily accessible through a public website.

(b)     The Trust shall cause to be turned over to UAS copies of all records of, and supporting documentation relating to, its accounts (including account applications and related documents, records of dividend distributions, NAV calculations, tax reports and returns, and receivables and payables) for all Funds and matters relating to the Services hereunder, together with such other records relating to such Funds and matters as requested by UAS and as may be helpful or necessary to UAS’s delivery of Services hereunder. On an ongoing basis, the Trust, through the Adviser or sub-adviser to a Fund, shall cause to be turned over to UAS all trade tickets and other documents evidencing transactions made on behalf of the Funds as and when made.

Section 5.     Services Provided by UAS.

(a)     UAS will provide the following Services subject to the direction and supervision of the Trust’s Board, and in compliance with the objectives, policies and limitations set forth in the Trust’s currently effective Registration Statement, Declaration of Trust and By-Laws, applicable laws and regulations, and all resolutions and policies implemented by the Board:

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(i)     Fund Accounting Services, as described on Exhibit B to this Agreement.

(ii)    Fund Administration Services, as described on Exhibit C to this Agreement.

(b)     UAS shall keep records relating to the services to be performed hereunder in the form and manner, and for such period, as it may deem advisable and is agreeable to the Trust, but not inconsistent with the rules and regulations of appropriate government authorities, in particular, Section 31 of the 1940 Act and the rules thereunder. UAS agrees that all such records prepared or maintained by UAS relating to the services to be performed by UAS hereunder are the property of the Trust and will be preserved, maintained, and made available in accordance with such applicable sections and rules of the 1940 Act and will be promptly surrendered to the Trust or its designee on and in accordance with its request.

Section 6.     Fees, Expenses, Expense Reimbursement.

(a)     Fee Schedule. The Trust will pay all fees, expenses, charges and obligations reasonably incurred from time to time in relation to the Services in accordance with the terms of Exhibit D, and as may be agreed to from time to time by the parties, together with any other amounts payable to UAS under this Agreement. For the avoidance of doubt, UAS will not be responsible for the fees or expenses of, and the Funds will reimburse UAS for any advances or payments made by UAS for the benefit of the Funds incident to the proper performance of the Services to, any investment adviser, custodian, non-discretionary subcontractor, intermediary or any other person listed or described in Exhibit D.

(b)     Taxes. UAS shall not be liable for any taxes, assessments or governmental charges that may be levied or assessed on any basis whatsoever in connection with the Trust or any of the Funds’ Customers, excluding taxes, if any, assessed against UAS related to its income or assets. The foregoing clause is subject to any more detailed provisions related to sales, use, excise, value-added, gross receipts, services, consumption and other similar transaction taxes related to the Services or this Agreement set forth in Exhibit D (if any).

(c)     Invoices. Invoices will be payable within thirty (30) days of the date of the invoice. If the Trust disputes an invoice, it shall nevertheless pay on or before the date that payment is due such portion of the invoice as is not subject to a bona fide dispute. Without prejudice to UAS’s other rights, UAS reserves the right to charge interest on overdue amounts (except to the extent the amount is subject to a bona fide dispute) from the due date until actual payment at an annual rate equal to the sum of the overnight Fed Funds rate as in effect from time to time plus 2 percentage points.

Section 7.     Proprietary and Confidential Information.

(a)     UAS agrees on behalf of itself and its employees to treat confidentially and as proprietary information of the Trust, all records and other information relative to the Trust’s prior, present or potential shareholders, and to not use such records and information for any purpose other than performance of UAS’s responsibilities, rights and duties hereunder. UAS may seek a waiver of such confidentiality provisions by furnishing reasonable prior notice to the Trust and obtaining approval in writing from the Trust, which approval shall not be unreasonably wimheld. Waivers of confidentiality are not necessary (and are deemed given) for use of such information for any purpose in the course of performance of UAS’s responsibilities, duties and rights hereunder, when UAS may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, with respect to Internal Revenue Service (“IRS”) levies, subpoenas and similar actions, and with respect to any request by the Trust.

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(b)         UAS may, from time to time, maintain or otherwise possess “consumer report information” in connection with the provision of Services under this Agreement, and UAS may, from time to time, dispose of such “consumer report information” in connection with the provision of Services under this Agreement. To the extent that UAS disposes of “consumer report information,” UAS shall properly dispose of the information by taking reasonable measures to protect against unauthorized access to or use of the information in connection with its disposal, in accordance with the requirements of Regulation S-P. The term “consumer report information, ” as used in this paragraph, shall have the same meaning as in Rule 30 under Regulation S-P.

(c)         UAS acknowledges that certain information made available to it hereunder may be deemed nonpublic personal information under the Gramm-Leach-Bliley Act, other U.S. or state privacy laws and the rules and regulations promulgated thereunder (collectively, the “Privacy Laws”). UAS agrees: (i) not to disclose or use such information except as required to carry out UAS’s duties under this Agreement or as otherwise provided hereunder or by the Privacy Laws, (ii) to establish and maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of such nonpublic personal information and (iii) to comply with such Privacy Laws.

Section 8.          Scope of Responsibility.

(a)         Responsibility for Losses. Notwithstanding any other provision of this Agreement to the contrary, (i) UAS will not be liable to the Trust for any damages or losses save for those resulting from the willful default, fraud or negligence of UAS as a result of the performance or non-performance by UAS of its obligations and duties hereunder, and (ii) UAS’s liability will be subject to the limitations set forth in this Agreement.

(b)         Limitations on Liability.

(i)	UAS is responsible for the performance of only those duties as are expressly set forth herein and in the Exhibits. UAS will have no implied duties or obligations. Each Party shall mitigate damages for which the other party may become responsible hereunder.

(ii)	UAS shall have no responsibility to review, confirm or otherwise assume any duty with respect to the accurateness or completeness of any instruction or any other information it receives from the Fund, and shall be without liability for any loss or damage suffered by the Fund or any of the Fund’s customers as a result of UAS’s reasonable reliance on and utilization of any such instruction or other such information. For the avoidance of doubt, UAS shall not be liable and shall be indemnified by the Trust for any action taken or omitted by it in good faith in reliance on any instruction believed by it in good faith to have been authorized by an authorized person.

(iii)	UAS shall have no responsibility and shall be without liability for any loss or damage caused by the failure of the Trust to provide UAS with any information requested by UAS.

(iv)	UAS is not responsible for the acts, omissions, defaults or insolvency of any third party other than its agents or subcontractors, including, but not limited to, any investment advisers, custodians, intermediaries or non-discretionary subcontractors.

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(v)	UAS shall have no responsibility for the management of the investments or any other assets of the Trust or its customers. Further, UAS shall have no liability to the Trust for any loss or damage suffered by the Trust as a result of any breach of the investment policies, objectives, guidelines or restrictions applicable to the Trust or any misstatement or omission in a prospectus or statement of additional information of the Trust other than those misstatements or omissions in the prospectus or statement of additional information directly caused by UAS.

(vi)	UAS shall not be liable for ensuring compliance by the Fund with any legislation or regulations or exemptions from legislation or regulations of any jurisdiction applicable to the Fund except as specifically provided in this Agreement.

(vii)	The Trust acknowledges that UAS does not provide valuations with respect to the Fund’s securities, products or services, does not verify any valuations provided to it by the Fund or any other person, and does not verify the existence of the Fund’s assets, products or services but instead relies exclusively on information about valuations and the existence of assets provided to it by the Fund or another third party, and UAS shall have no responsibility and shall be without liability for any loss or damage arising with respect to valuation or verification of assets.

(viii)	UAS will not be responsible or liable for any loss or damage arising from the misuse or sharing of online access by any authorized person of the Trust who has been issued a User ID by UAS.

(ix)	EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, UAS HEREBY DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES, EXPRESS OR IMPLIED, MADE TO THE TRUST OR ANY OTHER PERSON, INCLUDING, WITHOUT LIMITATION, ANY WARRANTIES REGARDING QUALITY, SUITABILITY OR OTHERWISE (IRRESPECTIVE OF ANY COURSE OF DEALING, CUSTOM OR USAGE OF TRADE), OF ANY SERVICES OR ANY GOODS PROVIDED INCIDENTAL TO SERVICES PROVIDED UNDER THIS AGREEMENT. UAS DISCLAIMS ANY WARRANTY OF TITLE OR NON-INFRINGEMENT EXCEPT AS OTHERWISE SET FORTH IN THIS AGREEMENT.

(x)	Notwithstanding anything in this Agreement to the contrary, the cumulative liability of UAS to the Trust for all losses, claims, suits, controversies, breaches or damages for any cause whatsoever (including but not limited to those arising out of or related to this Agreement), and regardless of the form of action or legal theory, shall not exceed the total amount of compensation paid to UAS under this Agreement during the twelve (12) months immediately before the date on which the alleged damages were claimed to have been incurred; provided that if such date is during the first twelve (12) months of this Agreement, then UAS’s cumulative liability shall not exceed the total amount of compensation paid or payable by the Trust to UAS under this Agreement during the first twelve (12) months of this Agreement; and further provided that the foregoing shall not apply to any liability arising as a result of the willful default, fraud or negligence of UAS.

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(c)         MUTUAL EXCLUSION OF CONSEQUENTIAL DAMAGES.

EXCEPT FOR ANY LIQUIDATED DAMAGES AGREED BY THE PARTIES RELATED TO AN UNEXCUSED TERMINATION OF THIS AGREEMENT, UNDER NO CIRCUMSTANCES WILL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR SPECIAL OR PUNITIVE DAMAGES, OR CONSEQUENTIAL LOSS OR DAMAGE, OR ANY LOSS OF PROFITS, GOODWILL, BUSINESS OPPORTUNITY, BUSINESS, REVENUE OR ANTICIPATED SAVINGS, IN RELATION TO THIS AGREEMENT, WHETHER OR NOT THE RELEVANT LOSS WAS FORESEEABLE, OR THE PARTY WAS ADVISED OF THE POSSIBILITY OF SUCH LOSS OR DAMAGE OR THAT SUCH LOSS WAS IN CONTEMPLATION OF THE OTHER PARTY.

Section 9.          Indemnity.

(a)         Indemnity by the Trust. The Trust will indemnify UAS, its affiliates and its and their respective officers, directors, employees and representatives (each, an “Indemnitee”) for, and will defend and hold each Indemnitee harmless from, all losses, costs, damages and expenses (including reasonable legal fees) incurred by UAS or such person in any action or proceeding between UAS and the Trust or between UAS and any third party arising from or in connection with the performance of this Agreement (each referred to as a “Loss”), imposed on, incurred by, or asserted against UAS in connection with or arising out of the following:

(i)	This Agreement, except any Loss resulting from the willful default, fraud or negligence of UAS, in each case in connection with the Services;

(ii)	Any alleged untrue statement of a material fact contained in any prospectus or offering document of a Fund or arising out of or based upon any alleged omission to state a material fact required to be stated in any prospectus or offering document or necessary to make the statements in any prospectus or offering document not misleading, unless such statement or omission was made in reliance upon, and in conformity with, information furnished in writing to the Fund by UAS specifically for use in the prospectus or offering document;

(iii)	Any act or omission of a Fund whose instruction or data, including records, reports and other information, including but not limited to information with respect to valuation and verification of assets, but excluding any data prepared by UAS or its agents or subcontractors, UAS must rely upon in performing its duties hereunder, or as a result of acting upon any instructions reasonably believed by UAS to have been duly authorized by a Fund or an authorized person of a Fund;

(b)         UAS will indemnify the Trust and its officers, directors, employees and representatives (each, a “Trust Indemnitee”) for, and will defend and hold each Trust Indemnitee harmless from, all losses, costs, damages and expenses (including reasonable legal fees) imposed on, incurred by, or asserted against the Trust or such persons resulting from UAS’s willful default, fraud or negligence except any loss resulting from the willful default, fraud or negligence of the Trust.

(c)         Notification, Participation, and Indemnitor Consent. Upon the assertion of a claim for which one party may be required to indemnify any Indemnitee or Trust Indemnitee, the Indemnitee or Trust Indemnitee must promptly notify the indemnifying party of such assertion, and will keep the indemnifying party advised with respect to all developments concerning such claim. The indemnifying party will have the option to participate with the Indemnitee or Trust Indemnitee in the defense of such claim or to defend against said claim in its own name or in the name of the Indemnitee or Trust Indemnitee. Should the indemnifying party assume the defense of such claim, the indemnifying party shall not be responsible for any legal fees incurred by Indemnitee or Trust Indemnitee after such assumption. The Indemnitee or Trust Indemnitee shall in no case confess any claim or make any compromise in any case in which the indemnifying party may be required to indemnify it except with the indemnifying party’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed; in the event the Indemnitee or Trust Indemnitee has not secured such consent the indemnifying party will have no obligation to indemnify the Indemnitee or Trust Indemnitee.

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Section 10.       Term. This Agreement shall become effective on the date first herein above written, and shall continue in effect for a term of 2 years, unless terminated (a) by the Fund upon a Board-mandated liquidation of a Fund in which event termination will be upon no less than 30 days’ prior written notice, or (b) by either party for “cause”, as described below. This Agreement will automatically renew for additional 1 year terms (“Rollover Periods”), unless terminated by either party upon written notice given at least 90 days prior to the expiration of the then current term. The fees set forth in Exhibit D shall remain in effect during the term of this Agreement, unless modified in writing by mutual agreement of the parties. UAS reserves the right to modify the fees payable by the Fund under this Agreement for any Rollover Period by providing to the Fund a revised Exhibit D at least 150 days prior to the expiration of the then current term. Such revised Exhibit D shall be effective at the beginning of the subsequent Rollover Period of the Agreement, and shall remain in effect during such Rollover Period, unless modified as described above.

This Agreement may be terminated without penalty during the Initial Term or any Rollover Period by either Party for “cause” (as defined below) upon the provision of 60 days’ advance written notice by the party alleging cause.

For purposes of this Agreement, “cause” shall mean:

(i)          a material breach of this Agreement that has not been remedied within thirty (30) days following written notice of such breach from the non-breaching party;

(ii)         an act or omission of a party to this Agreement involving gross negligence, willful malfeasance or intentional wrongdoing;

(iii)        a final, non-appealable judicial, regulatory or administrative ruling or order in which the party to be terminated has been found guilty of criminal or unethical behavior in the conduct of its business;

(iv)        financial difficulties on the part of the party to be terminated which are evidenced by the authorization or commencement of, or involvement by way of pleading, answer, consent or acquiescence in, a voluntary or involuntary case under Title 11 of the United States Code, as from time to time in effect, or any applicable law other than said Title 11, of any jurisdiction relating to the liquidation or reorganization of debtors or the modification or alteration of the rights of creditors;

(v)         an action taken against UAS by the Securities and Exchange Commission (the “SEC”), or other governmental or self-regulatory body for an action or a failure to perform an act when such action or failure to act directly impacts UAS’s ability to service the Funds pursuant to this agreement; or

(vi)        an action taken against the Trust or Funds by the SEC, or other governmental or self-regulatory body for an action or a failure to perform an act when such action or failure to act impacts UAS’s ability to service the Trust or other UAS customers.

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Except as set forth in this Section 10, no other event (including any purported or actual breach) shall result in termination of this Agreement, and the date of termination shall be the last day of the current term or Rollover Period that expires following appropriate notice. On the date of termination the Fund shall pay to UAS all fees, compensation and other charges as shall be accrued or due (or would accrue and become due) under the terms of this Agreement through the last day of the current term or Rollover Period that expires following appropriate notice. In the event the Fund ceases operations prior to the termination date, or in the event that UAS, at the request of the Fund, ceases providing services to a the Fund prior to the termination date, the fees due at termination with respect to the Fund shall be computed based on the average monthly fee paid by the Fund during the six month period prior to the termination date; notwithstanding the foregoing, the Fund shall be obligated to pay fees for the remaining portion of the then applicable term. UAS shall cease providing services to the Fund upon the date of termination, except as otherwise provided in this Section 10.

On the date of termination the Trust, on behalf of the Fund, agrees to pay, in addition to the amounts described above, reasonable fees and expenses incurred by UAS in converting the Fund to a new service provider or terminating the Fund. Such fees shall include compensation for time spent by personnel of UAS, and shall include but not be limited to, retrieving, compiling, and moving books, records and materials (“Fund Information”) to the Fund or the successor Fund service provider, conversion tape set-up fees, test conversion preparation and processing fees and final conversion fees, the closing of UAS’s records (and/or providing services related to the Fund’s liquidation or other transaction), and other services related to termination of UAS’s services. One half of the amount of such fees shall be due upon notice of termination. Payment of the remainder shall be due simultaneous with the transfer of all Fund information to the Fund or to the successor Fund service provider(s). Such termination/conversion fees and expenses shall not be subject to any setoffs of any nature and shall be mutually agreed upon in writing before UAS commences its termination/conversion services.

On the date of termination and upon payment of all amounts due and payable under this Agreement without setoff, UAS agrees to provide the Fund with the complete fund accounting records in its possession and to assist the Fund in the orderly transfer of the Fund’s accounts and records. Without limiting the generality of the foregoing, subject to the preceding sentence, UAS agrees upon termination of this Agreement:

(a)         to deliver to the Fund or the Fund’s successor Fund service provider(s), computer media containing the Fund’s accounts and records together with such record layouts and additional information as may reasonably be necessary to enable the successor mutual fund service provider(s) to utilize the information therein;

(b)	to reasonably cooperate with the successor Fund service provider(s) in the interpretation of the Fund’s account and records;

(c)	to forward all shareholder calls, mail and correspondence to the new Fund service provider(s) upon de-conversion; and

(d)	to act in good faith to make the conversion or termination as smooth as possible for the successor Fund service provider(s) and the Fund.

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Section 11. Notices.

(a)          Any notice required or permitted hereunder shall be in writing and shall be deemed to have been given and effective when delivered in person or by certified mail, return receipt requested, at the following address (or such other address as a party may specify by notice to the other):

(i)          If to the Trust, to:

American Pension Investors Trust
2303 Yorktown Avenue
Lynchburg, Virginia 24501
Attention:_____________________________

(ii) If to UAS, to:

Ultimus Asset Services, LLC
225 Pictoria Drive, Suite 450
Cincinnati, Ohio 44246
Attention: President

(b)          Notice also shall be deemed given and effective upon receipt by any party or other person at the preceding address (or such other address as a party may specify by notice to the other) if sent by regular mail, private messenger, courier service, telex, facsimile, or otherwise, if such notice bears on its first page in 14 point (or larger) bold type the heading “Notice Pursuant to Mutual Fund Services Agreement.”

Section 12.         Assignment.

No party may assign or transfer any of its rights or obligations under this Agreement without the other’s prior written consent, which consent will not be unreasonably withheld or delayed; provided that UAS may make such assignment or transfer to a subsidiary or affiliate.

Section 13.         Arbitration.

Notwithstanding any provision of this Agreement to the contrary, any claim or controversy arising out of or in any manner relating to this Agreement, or breach hereof, which cannot be resolved between the parties themselves, shall be settled by arbitration administered by the American Arbitration Association (the “AAA”) in Cincinnati, Ohio in accordance with its rules applicable to commercial disputes. The arbitration shall be conducted under the then-current rules of the AAA.

Section 14.         Waiver.

The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver nor shall it deprive such party of the right thereafter to insist upon strict adherence to that term or any term of this Agreement. Any waiver must be in writing signed by the waiving party.

Section 15.         Force Majeure.

UAS shall not be responsible or liable for any failure or delay in performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its control, including without limitation, acts of God, earthquake, fires, floods, failure or fluctuations in electrical power, wars, acts of terrorism, acts of civil or military authorities, governmental actions, nonperformance by a third party other than UAS’s agents or subcontractors, or any similar cause beyond the reasonable control of UAS, failures or fluctuations in telecommunications or other equipment, nor shall any such failure or delay give the Trust the right to terminate this Agreement unless any Force Majeure event exceeds thirty (30) days, in which case the Trust may immediately terminate this Agreement by written notice to UAS.

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Section 16.         Amendments.

This Agreement may be modified or amended from time to time by mutual written agreement between the parties. No provision of this Agreement may be changed, discharged or terminated verbally, but only by an instrument in writing signed by the party against which enforcement of the change, discharge or termination is sought.

Section 17.         Severability.

If any provision of this Agreement is or becomes illegal, invalid or unenforceable under any applicable law, the remaining provisions will remain in full force and effect (as will that provision under any other law).

Section 18.         Headings.

Titles to clauses of this Agreement are included for convenience of reference only and will be disregarded in construing the language contained in this Agreement.

Section 19.         Counterparts.

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 20.         No Strict Construction.

The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

Section 21.         Entire Agreement: Governing Law.

This Agreement, the Exhibits hereto and any subsequent amendments of the foregoing embody the entire understanding between the parties with respect to the subject matter hereof, and supersedes all prior negotiations and agreements between the parties relating to the subject matter hereof. This Agreement shall be governed by and construed and interpreted according to the internal laws of the State of Ohio, without reference to conflict of law principles.

Section 22.         Survival.

The provisions of Sections 5(b) and 7-9 of this Agreement shall survive any termination of this Agreement.

Section 23. Liability of Trustees, Officers, Etc.

A copy of the Agreement and Declaration of the Trust is on file with the Secretary of the Commonwealth of Massachusetts and notice is hereby given that this Agreement is executed on behalf of the Board of Trustees of the Trust and not individually, and that the obligations of this Agreement are not binding upon any of the Trustees, Officers or shareholders individually, but are binding only upon the assets and property of the Trust, and UAS shall look only to the assets of the Trust for the satisfaction of such obligations.

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IN WITNESS WHEREOF, the parries hereto have caused this Mutual Fund Services Agreement to be signed by their respective duly authorized officers as of the day and year first above written.

AMERICAN PENSION INVESTORS TRUST

By:

Print Name:	David D. Basten

Title:	President

ULTIMUS ASSET SERVICES, LLC

By:

Print Name:	MARK J SEGER

Title:	President

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EXHIBIT A

to

Mutual Fund Services Agreement

List of Portfolios

Yorktown Small-Cap Fund
Yorktown Mid-Cap Fund

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EXHIBIT B

To

Mutual Fund Services Agreement

General Description of Fund Accounting Services

UAS shall provide the following accounting services to the Trust and/or to each of the Funds listed on Exhibit A:

●	Maintain portfolio records on a trade date + 1 basis using security trade information communicated by the Fund’s investment adviser.

●	For each valuation date, obtain prices from a pricing source approved by the Trust’s Board of Trustees (the “Board”) and apply those prices to the portfolio positions.

●	Account for dividends, interest and corporate actions received by the Fund.

●	Transmit a copy of the portfolio valuation to the Fund’s investment adviser daily.

●	Reconcile cash of the Fund with the Fund’s custodian.

●	Reconcile portfolio holdings of the Fund with the Fund’s custodian.

●	Reconcile capital stock of the Fund with the Fund’s transfer agent.

●	Assist the Fund’s administrator in the preparation of the Fund or each Fund class, as applicable, expense projections and establishment of daily accruals.

●	Process and record payments for Fund or each Fund class, as applicable, expenses upon receipt of written authorization.

●	Account for Fund or each Fund class, as applicable, share purchases, sales, exchanges, transfers, dividend reinvestments, and other Fund or Fund class share activity as reported by the Fund’s transfer agent on a timely basis.

●	Determine net investment income for the Fund or each Fund class, as applicable, as of each valuation date. Account for periodic distributions of earnings to shareholders and maintain undistributed net investment income balances as of each valuation date.

●	Maintain the books and records and accounting controls for the Fund’s assets.

●	Determine the net asset value of the Fund or each Fund class, as applicable, according to the accounting policies and procedures set forth in the Fund’s current prospectus.

●	For each day the market is open calculate per share net asset value, per share net earnings, and other per share amounts reflective of the Fund operations for the Fund or each Fund class, as applicable.

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●	Communicate the daily net asset value and per share distributions to the Fund’s investment adviser, transfer agent, and (once the Fund meets eligibility requirements) transmit to NASDAQ and to such other entities as directed by the Trust.

●	Produce transaction data, financial reports, and such other periodic and special reports as necessary for regulatory filings or as the Board, auditors or regulators may reasonably request.

●	Maintain tax lot detail for the Fund’s investment portfolio.

●	Calculate taxable gain/loss on a security sale using the tax lot relief method specified by the Fund’s investment adviser.

●	In conjunction with the Fund’s administrator, provide the necessary reports and information deemed necessary to calculate the annual dividend and capital gains distribution in accordance with the policies and procedures detailed in the Fund’s prospectus.

The duties of the Fund Accountant shall be confined to those expressly set forth herein, and no implied duties are assumed by or may be asserted against the Accountant hereunder. To the extent the Accountant agrees to take such action, those actions taken shall be deemed part of the Exhibit B.

Additionally, the Trustees of the Trust shall cause the officers, adviser, distributor, legal counsel, independent accountants, custodian, fund administrator and transfer agent for the Funds to cooperate with the Accountant and to provide the Accountant, upon request, with such information, documents and advice relating to the Trust and/or the Funds as is within the possession or knowledge of such persons, in order to enable the Accountant to perform its duties.

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EXHIBIT C

to

Mutual Fund Services Agreement

General Description of Fund Administration Services

Subject to the direction and control of the Trust’s Board of Trustees (the “Board”) and utilizing information provided by the Trust and its agents, the Administrator will provide the following administrative services to the Trust and/or to the Fund listed on Exhibit A:

I. Financial and Tax Reporting

●	Prepare agreed upon management reports and Board materials such as unaudited financial statements, distribution summaries, and deviations of mark-to-market valuation and the amortized cost for money market funds.

●	Calculate and report Fund or Fund class, as applicable, performance to outside services as directed by Trust management.

●	Compile data for and prepare, with respect to the Fund, timely notices to the U.S. Securities and Exchange Commission (the “SEC”) required pursuant to Rule 24f-2 under the 1940 Act and Semi-Annual Reports on Form N-SAR.

●	Compile data for and prepare, with respect to the Funds, Form N-Q required pursuant to Rule 30b1-5 under the 1940 Act.

●	Prepare the financial statements for the Annual and Semi-Annual Reports required pursuant to Section 30(e) under the 1940 Act, subject to the review and approval of the Trust and the Trust’s independent accountants.

●	Provide financial and Fund performance information for inclusion in the Registration Statement for the Trust (on Form N-1A or any replacement therefor) and any amendments or supplements thereto, subject to the review of Trust counsel.

●	UAS will estimate organizational costs and expenses and monitor against actual allocations to new Funds or new Fund classes.

●	Coordinate the printing of the Funds’ Semi-Annual and Annual Reports to Shareholders and Prospectus.

●	Coordinate the preparation and filing of all required Fund filings with the SEC.

●	Provide financial information for Fund proxy statements.

●	Assist in the preparation (for execution by the Trust) and filing of all federal income and excise tax returns and state income tax returns (and such other required tax filings as may be agreed to by the parties) other than those required to be made by the Trust’s custodian or transfer agent, subject to the review and approval of the Trust and the Trust’s independent accountants.

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●	Assist in preparing and compiling exhibits and disclosures for Form N-CSR as requested by the adviser, in compliance with the Sarbanes-Oxley Act.

●	Assist with the coordination, communications and data collection with regard to yearly audits by independent accountants.

●	Determine and periodically monitor each Fund’s income and expense accruals and cause all appropriate expenses to be paid from Fund assets on proper authorization from the Trust.

II. Compliance Services

A. Description of Compliance Support Services

UAS shall provide the following Compliance Support Services to the Trust and/or to the Fund listed on Exhibit A:

●	UAS will develop and maintain written policies and procedures with respect to the services provided by UAS under this Mutual Fund Services Agreement which are reasonably designed to prevent the Trust from violating provisions of Applicable Law (defined as federal securities laws applicable to the Trust and as required by Rule 38a-1 under the 1940 Act), (the “UAS 38a-1 Program”). UAS will provide support to CCO of the Trust by providing quarterly and annual certifications of its compliance with the UAS 38a-l Program, including that UAS has implemented and monitored such policies and procedures and reported all pertinent information to an appropriate officer of the Trust and that it will continue to perform the specific requirements of the UAS 38a-1 Program in accordance with the terms of this Agreement. Certifications include, but are not limited to, Rule 38a-1, anti-money laundering, identity theft, quarterly portfolio compliance, market timing and late trading.

●	UAS will provide automated daily or monthly post-trade portfolio compliance monitoring to test compliance by the Fund with (i) the investment objective and certain policies and restrictions as disclosed in the Fund’s Prospectus and the Statement of Additional Information, (ii) certain SEC rules and regulations, and (iii) certain requirements of the Internal Revenue Code. This service includes system set up, monitoring, and violations reporting to the CCO of the Trust and/or Chief Compliance Officers of the respective investment adviser.

III. Regulatory Affairs and Corporate Governance

●	UAS will obtain Tax Identification Number (“TIN”), CUSIP number and NASDAQ symbol for new Funds or Fund classes.

●	UAS will coordinate Fund/Fund class name changes, liquidations or mergers with the CUSIP Bureau and NASDAQ, when applicable.

●	UAS will collect data and provide to a Fund investment adviser/sub-adviser or to the Trust for regulatory inquiries and examinations.

●	UAS will coordinate proxy solicitation process with designated proxy vendors; and file proxy materials with the SEC.

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●	UAS will prepare, coordinate and disseminate materials for all Board and Committee meetings, including agenda, Board books, either electronic or otherwise, resolutions and supplemental materials.

●	UAS will coordinate and disseminate Board written consents; monitor and record the receipt of Trustee votes; communicate results to the appropriate parties.

●	UAS will attend and draft minutes for scheduled Disclosure Controls Procedures (DCP) meetings.

●	UAS will maintain Board compliance calendar, ensure the appropriate Trust, advisory and service provider agreement renewals are presented to the Board timely.

●	UAS will assist Trust counsel with the facilitation of the investment management agreement renewal process, including peer group comparison reports (the fees for which are allocated to the Trust).

●	UAS will manage production schedules for Board meetings and regulatory filings.

●	UAS will maintain Board meeting follow-up lists; coordinate status report meetings and track completion statuses.

●	UAS will update and disseminate list of authorized signers to the appropriate service providers.

●	UAS will coordinate execution and retention of approved Trust agreements.

●	Coordinate gathering of proxy voting information pertaining to proxy votes on Fund holdings and coordinate the drafting and filing of the Funds’ proxy voting records (as approved by the Funds’ investment adviser) on Form N-PX.

●	The Administrator can provide additional services to the Trust, any Trust investment adviser/sub-adviser and/or to each of the Funds listed on Exhibit A upon request. These services are considered out-of-scope and can be provided at an additional cost, which would be negotiated before the services are rendered. These duties include:

●	Preparing and filing with the SEC exemptive relief orders, subject to the review of Trust counsel.

●	Drafting proxy materials.

●	Preparing ad-hoc industry reports using proprietary software.

The duties of the Administrator shall be confined to those expressly set forth herein, and no implied duties are assumed by or may be asserted against the Administrator hereunder.

Additionally, the Trustees of the Trust shall cause the officers, adviser, distributor, legal counsel, independent accountants, custodian, fund accountant and transfer agent for the Funds to cooperate with the Administrator and to provide the Administrator, upon request, with such information, documents and advice relating to the Trust and/or the Funds as is within the possession or knowledge of such persons, in order to enable the Administrator to perform its duties.

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EXHIBIT D

to

Mutual Fund Services Agreement

Fees and Expenses

FUND ACCOUNTING & FUND ADMINISTRATION FEE SCHEDULE

This pricing proposal is subject to change based upon further review of the service requirements.

Additional services not contemplated in this schedule will be negotiated on a case-by-case basis.

I.           Fees (as defined in the General Description of Fund Accounting & Fund Administration Services) [1][2][3]

Base fee per Fund per year of $30,000 ($2,500 per month) for one class of shares. For each additional class of shares the base fee is increased by $5,000.

In addition to the base fee, an asset based annualized fee (that is computed daily and paid monthly) of:

Annual Basis Point Fees

0.01% for the first $500 million in average net assets of each Fund;

0.005% over $500 million in average net assets of each Fund;

[1]	Fees do not include out-of-pocket expenses which include but arc not limited to printing, postage and handling, shipping, record storage, Blue Sky State registration fees, edgnrizing, regulatory filing fees, special reports, proxies, insurance, auditing Tees, legal fees, bank fees, federal and state regulatory filing fees and all other expenses incurred an behalf of the Trust and its individual portfolios. Additional services and/or fees not contemplated in this schedule will be negotiated on a per occurrence basis

[2]	Annual minimum fees are subject to a cost of living adjustment of 3% per year based on the prior year’s annual minimum fee

[3]	Fees are subject to change depending upon the use of derivative (option, futures, short sales, etc.) and International/Global Funds

II.         Pricing and Capital Changes

Security pricing fees are detailed in Appendix A

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Please initial each of the pages of these fee schedules and sign below. Your signature indicates acceptance of the fee schedules for Fund Accounting and Fund Administration Conversion/New Fund Setup services.

YORKTOWN MANAGEMENT & RESEARCH COMPANY, INC. ULTIMUS ASSET SERVICES, LLC

By:	By:

Print Name:	David D. Basten	Print Name:	MARK J SEGER

Title:	President	Title:	President

Date:	March 17, 2016	Date:	4/7/2016

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APPENDIX A – SECURITY PRICING FEES

Security Pricing Fees

ABS	$1.28
Adjustable Rate Mortgage Backed Securities	$0.74
Agency Prices	$0.25
ARMS	$0.80
Canadian Bonds	$0.10
CLOs	5.00 each with a $100 monthly minimum per Security Identifier
CMOs	$0.86
CMO Non-Agency Whole Loan ARMS	$1.08
CMO ARMS	$1.28
Commercial Mortgage Backed Securities	$2.17
Corps/Govt Bonds/Money Mkt	$0.57
Corps/Gov Bonds/MTN (Wkly Priced)	$0.57
Corporate Floaters	$0.50
CMBS	$2.00
Domestic Equities# (Daily Priced)	$0.10
Domestic Equities (Weekly Priced)	$0.10
DUS Pools	$0.50
Emerging Market Prices	$0.50
Floating Rate MTN	$0.51
Hard-to-Value issues (HTV's)	$3.00
High Yield Corporate	$0.87
High Yield Securities	$0.87
International (Equities, ISMA)	$0.57
International (Bond Evaluations)	$1.10
IO Inverse	$2.50
MBS Bonds	$0.47
MBS Factors* (Flat Fee)	$0.00
MBS Factors (Per Item) (Cum)	$0.45
Mortgage TBA’s	$0.25
Municipal High Yield Bonds	$1.09
Munis	$0.65
Options/Futures (Listed)	$0.10
Preferred Convertible	$1.10
SBAs	$0.65
Specified Pool Pricing	$0.25(1-1000)
Swaps (Credit Default)	$1.60
Swaps (Interest Rate)	$0.30
Treasury	$0.28
Variable Rates	$1.16

Manual/Advisor Provided Pricing/Pricing Support

- $100 per month - up to 5 per day	- $200 per month - above 5 per day
- Pricing support - $75.00 per month per fund	(Bloomberg, MFQS, CCH, etc.)

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